Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Memorial Resource Development Corp.:

We consent to the use of our report dated July 28, 2016, with respect to the consolidated balance sheets of Memorial Resource Development Corp. and subsidiaries as of December 31, 2015 and 2014, the related consolidated statements of operations, equity, and cash flows for the year ended December 31, 2015, and the related consolidated and combined statements of operations, equity, and cash flows for each of the years in the two-year period ended December 31, 2014, which report appears in the July 28, 2016 Current Report on Form 8-K of Memorial Resource Development Corp. and is incorporated herein by reference. We also consent to the use of our report dated February 24, 2016 with respect to the effectiveness of internal control over financial reporting as of December 31, 2015, which report appears in the December 31, 2015 Annual Report on Form 10-K of Memorial Resource Development Corp. and is incorporated herein by reference and to the reference to our firm under the heading “Experts” in the joint proxy statement/prospectus.

As discussed in Note 1 to the consolidated and combined financial statements of Memorial Resource Development Corp. and subsidiaries, the statements of operations, equity, and cash flows for each of the years in the two-year period ended December 31, 2014, have been prepared on a combined basis of accounting.

As discussed in Note 1 and Note 2 to the consolidated and combined financial statements, Memorial Resource Development Corp. changed its method of accounting for debt issuance costs effective January 1, 2014 due to the adoption of FASB ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs. Additionally, as discussed in Note 1 and Note 2 to the consolidated and combined financial statements, Memorial Resource Development Corp. changed its method of accounting for deferred income taxes effective January 1, 2014 due to the adoption of FASB ASU 2015-17, Balance Sheet Classification of Deferred Taxes.

/s/ KPMG LLP

Houston, Texas

July 29, 2016